FOR RELEASE:  IMMEDIATE
CONTACT:      JAMES M. DEANGELIS
              MELISSA C. BERKOWITZ
              (212) 308-5800



                    COMMODORE APPLIED TECHNOLOGIES COMPLETES
                   PCB - CONTAMINATED SOIL TREATMENT IN HAWAII


NEW YORK, NY - May 17, 2000 -Commodore Applied Technologies, Inc. (AMEX: CXI, CXI.WS) today announced that it has treated polychlorinated biphenyl (PCB) contaminated soil at the Lualualei Naval Radio Transmitting Facility in Oahu, Hawaii under their contract with Tetra Tech EM, Inc. (NASDAQ: WATR).

Using its SL/2 mobile treatment unit, Commodore treated eight different soil types with PCB levels ranging from 10 ppm to 8,000 ppm. Five batches were treated to below 1 ppm, which meets EPA requirements for replacement in residential locations. Two batches of soil were treated to PCB levels below 2 ppm. One batch was treated to 11 ppm. Commodore is in the process of demonstrating that by utilizing one of SET(TM)'s processing alternatives, that all soil types can be treated to residential replacement standards. CXI believes that these results should lead to CXI's opportunity to bid on the multi-million dollar remediation program that may be in excess of 10,000 cubic yards of PCB contaminated soils in Hawaii.

"These results once again validate the positive results achievable by our SET(TM) technology and hopefully will move us closer towards an U.S. Department of Defense facility contract", said Paul E. Hannesson, Commodore Chairman & CEO of CXI.

Commodore Applied Technologies, Inc. headquartered in New York, NY, is an environmental solutions company focused on the processing and management of high-end hazardous waste from nuclear, radioactive, toxic and chemical sources. Through its wholly owned subsidiaries, Commodore Nuclear, Commodore Advanced Sciences and Commodore Solution Technologies, the company provides technical engineering services and proprietary remediation technologies to the government and private sectors. For more information, please visit our web site at www.commodore.com.

These materials contain forward-looking statements based on a series of projections and estimates regarding economics within the company's markets, the industries in which the company operates, the effects of legislation and regulations, as well as business and competitive outlook.

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